Exhibit 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-952-4434

Moriah Shilton

Investor Relations

408-952-4356

Tessera Names Michael Anthofer as Executive Vice President and CFO

- New CFO Brings More than 30 Years of Technology Company Financial Expertise-

SAN JOSE, Calif. – Sept. 29, 2008 – Tessera Technologies, Inc. (NASDAQ: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced today Michael Anthofer has been named executive vice president and CFO, effective immediately. Anthofer will report to CEO and President Henry R. “Hank” Nothhaft and be responsible for the company’s finance, accounting, strategic planning and investor relations.

“We are delighted Mike has agreed to join the Tessera management team,” said Nothhaft. “His wide-ranging experience in fast-growing technology-based companies both public and private, leadership ability, financial acumen, and team-building skills are exactly what Tessera is looking for in a CFO. I have worked with Mike previously and know firsthand, based on his track record, he has the ability to guide our finance team as we continue to grow our worldwide business.”

“Tessera is an innovative and exciting company with outstanding IP and technology, and a successful acquisition strategy,” stated Anthofer. “I look forward to working with my new team to further expand Tessera’s business footprint and help manage and execute its long-term growth strategy.”

Anthofer, 56, joins Tessera from Kodiak Networks Inc., a privately held provider of mobile solutions to wireless providers he joined in 2003 as vice president and CFO. Prior to Kodiak, he served as senior vice president and CFO of Smartpipes Inc., a maker of network access control software. Before joining Smartpipes, Inc., in 2001, Anthofer was senior vice president and CFO of Concentric Network Corp., which merged with Nextlink Communications to form XO Communications. Anthofer grew the company from $2 million in annual revenue to over $250 million in five years and was instrumental in taking the company public in August of 1997. Prior to Concentric he served as executive vice president and CFO of Shared Resources Exchange Inc., a digital switching equipment maker. Earlier, he held several vice president level positions at DSC Communications Corporation, a Fortune 1000 corporation.

Anthofer earned an M.B.A. from the Haas School of Business at the University of California at Berkeley and a B.S. in Business Administration from U.C. Berkeley.

Anthofer succeeds Charles A. Webster, who resigned Sept. 19, 2008. John Keating, senior vice president, corporate development, had been serving as interim CFO while the company conducted a search for a new permanent CFO.

About Tessera

Tessera is a leading provider of miniaturization technologies for the electronics industry. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, include more information about factors that could affect the company’s financial results.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.